POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that the undersigned, Helen Shan (the "Filer"), an individual subject to the filing requirements of Section 16 of the Securities Act of 1934, as amended (the "Act"), does hereby constitute and appoint any of Helen Shan, Rachel Stern, Brian Daly, Jeffrey Gershowitz, Jill Shank Chavarria, and Debra Quas, as Filer's true and lawful attorney-in-fact and in Filer's name, place and stead, to execute and deliver, and to take such other action as the attorney considers necessary or appropriate to effect, any filing on Form 3, Form 4, or Form 5 to be filed under Section 16 of the Act.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney on this 24th day of April, 2020.

/s/ HELEN SHAN
Signature

Helen Shan
Printed Name